UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2023

EDGIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11811 North Tatum Blvd., Suite 3031 Phoenix, AZ	85028
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (602) 850-5000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EGIO	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed in periodic filings with the the U.S. Securities and Exchange Commission (the “SEC”) by Edgio, Inc. (the “Company” or “Edgio”), on July 18, 2022, two stockholders filed verified class actions in the Delaware Court of Chancery, which were subsequently consolidated under the caption In re Edgio, Inc. Stockholders Litigation (Case No. 2022-0624-MTZ). The operative complaint alleges that the Edgio board of directors violated its fiduciary duties in entering into a stockholders agreement (the “Stockholders Agreement”) as part of the Company’s acquisition of 100% of the equity interests of Edgecast, Inc., a California corporation (“Edgecast”), and certain Edgecast-related businesses and assets from College Parent LP. The plaintiffs challenge certain provisions of the Stockholders Agreement, alleging that those provisions constituted defensive measures designed to entrench the board of directors and protect it from stockholder activism. The complaint seeks injunctive relief in the form of an injunction enjoining the enforcement of the challenged provisions. Edgio filed a motion to dismiss and the matter was heard on October 12, 2022 in the Delaware Court of Chancery. On May 2, 2023, the Delaware Court of Chancery issued a memorandum opinion denying the company’s motion to dismiss. On May 12, 2023, the parties entered into an interim arrangement to avoid the costs and burdens of expedited litigation where the Company agreed not to enforce the provisions of the Stockholders Agreement that the plaintiffs challenged in the suit in connection with the Company’s 2023 annual meeting.

On September 29, 2023, the parties executed and filed with the Delaware Court of Chancery a Stipulation and Agreement of Settlement, Compromise, and Release (the “Stipulation”). In the Stipulation, the Company agreed, among other things, to amend the Stockholders Agreement to conform to the following terms: (1) with respect to all matters other than director elections, College Parent LP shall vote 25% of its Edgio shares pro rata with all other Edgio stockholders and may vote 75% of its Edgio shares, at its discretion, either in favor of the board’s recommendation or pro rata with all other Edgio stockholders; (2) with respect to director elections, College Parent LP may vote its Edgio shares at its discretion; and (3) certain transfer restrictions applicable to College Parent LP are limited to Competitors, as defined in the amended Stockholders Agreement.

The full terms of the proposed settlement (the “Settlement”) are set forth in the Stipulation. The Settlement is subject to final consideration at a hearing to be held in person before the Delaware Court of Chancery on January 3, 2024 at 11:00 am.

On October 23, 2023, the Delaware Court of Chancery issued an order preliminarily approving the proposed Settlement. Pursuant to the Delaware Court of Chancery’s order granting preliminary approval, the Company is filing the Notice of Proposed Settlement (the “Notice”) and the Stipulation, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively, with the SEC.

This Current Report on Form 8-K, the Notice, and the Stipulation are also available on Edgio’s website at investor.edg.io. This website address is included for reference only. The information contained on Edgio’s website is not incorporated by reference into this Current Report on Form 8-K.

Additional information regarding the terms of the Settlement can be found in the Stipulation and the Notice. The summary above is qualified in its entirety by reference to the Stipulation and the Notice.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Notice of Pendency of Settlement

99.2	Stipulation and Agreement of Settlement, Compromise, and Release

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 27, 2023	EDGIO, INC.

/s/ Richard P. Diegnan
Richard P. Diegnan
Chief Legal Officer & Secretary